UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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DIRTT ENVIRONMENTAL SOLUTIONS LTD.
(Name of Registrant as Specified in Its Charter)

22NW FUND, LP

22NW, LP

22NW FUND GP, LLC

22NW GP, INC.

ARON R. ENGLISH

RYAN W. BRODERICK

BRYSON O. HIRAI-HADLEY

ALEXANDER B. JONES

CORY J. MITCHELL

DOUGLAS A. EDWARDS

SCOTT L. ROBINSON

SCOTT C. RYAN

KENNETH D. SANDERS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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22NW Fund, LP, a Delaware limited partnership (“22NW Fund”), together with the other participants named herein (collectively, “22NW”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the meeting of shareholders of DIRTT Environmental Solutions Ltd., an Alberta corporation (the “Company”) for which it has delivered a requisition to the Board of Directors of the Company pursuant to section 142 of the Business Corporations Act (Alberta).

On November 29, 2021, 22NW issued the following press release.

22NW Provides Update on Requisition for DIRTT Environmental Solutions Meeting

SEATTLE, November 29, 2021 /CNW/ - 22NW Fund, LP (“22NW”) today provided an update on its requisition (the “Requisition”) for a meeting (the “Meeting”) of shareholders of DIRTT Environmental Solutions Ltd. (“DIRTT”) under the Business Corporations Act (Alberta) (the “ABCA”) to remove six of the eight current directors of DIRTT, being Todd Lillibridge, Denise Karkkainen, Shauna King, Jim Lynch, Steve Parry and Diana Rhoten, and replace them with six highly qualified director candidates, being Aron English, Cory Mitchell, Douglas Edwards, Scott Robinson, Scott Ryan and Ken Sanders. 22NW has requested that the Meeting be held no later than January 21, 2022.

On November 26, 2021, Canadian counsel for 22NW received a letter (the “DIRTT Letter”) from counsel to DIRTT’s board of directors (the “Board”), stating that in connection with the Requisition, counsel to the Board had been asked to undertake an investigation as to whether 22NW and other DIRTT shareholders have been acting jointly or in concert in an attempt to gain control of the Board, and also to examine whether similar conduct had been undertaken in a co-ordinated strategy to acquire DIRTT shares (“Shares”).

Today, 22NW’s Canadian counsel responded to counsel to the Board, by referring counsel to 22NW’s various filings made under United States and Canadian securities laws, as well as 22NW’s information circular dated November 22, 2021, filed on DIRTT’s SEDAR profile on November 22, 2021, which provide complete responses to the matters raised in the DIRTT Letter.

The Requisition was delivered to DIRTT on November 17, 2021 (as acknowledged in DIRTT’s press release of the same date), and as of today 22NW has not received any response from DIRTT to the Requisition, other than the DIRTT Letter. Under the ABCA, the Board has until December 8, 2021 to respond to the Requisition.

Depending on market conditions and other factors, 22NW may in the future increase or decrease its ownership, control or direction over Shares through market transactions, private agreements or otherwise.

FOR MORE INFORMATION

For further information or to receive a copy of the report filed in connection with this press release, please see DIRTT’s profile on the SEDAR website (http://www.sedar.com) or contact Aron English at 206-227-3078 or info@englishcap.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

22NW Fund, LP, a Delaware limited partnership (“22NW Fund”), together with the other participants named herein (collectively, “22NW”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the meeting of shareholders of DIRTT Environmental Solutions Ltd., an Alberta corporation (the “Company”) for which it has delivered a requisition to the Board of Directors of the Company pursuant to section 142 of the Business Corporations Act (Alberta).

22NW STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be 22NW Fund, 22NW, LP, a Delaware limited partnership (“22NW LP”), 22NW Fund GP, LLC, a Delaware limited liability company (“22NW GP”), 22NW GP, Inc., a Delaware S Corporation (“22NW Inc.”), Aron R. English, Ryan W. Broderick, Bryson O. Hirai-Hadley, Alexander B. Jones, Cory J. Mitchell, Douglas A. Edwards, Scott L. Robinson, Scott C. Ryan and Kenneth D. Sanders.

As of the date hereof, 22NW Fund directly beneficially owns 15,894,165 Common Shares, without par value, of the Company (the “Shares”). As the investment manager of 22NW Fund, 22NW LP may be deemed to beneficially own the 15,894,165 Shares directly beneficially owned by 22NW Fund. As the general partner of 22NW Fund, 22NW GP may be deemed to beneficially own the 15,894,165 Shares directly beneficially owned by 22NW Fund. As the general partner of 22NW, LP, 22NW Inc. may be deemed to beneficially own the 15,894,165 Shares directly beneficially owned by 22NW Fund. As of the date hereof, Mr. English directly beneficially owns 214,869 Shares. Mr. English, as the Portfolio Manager of 22NW LP, Manager of 22NW GP, and President and sole shareholder of 22NW Inc, may be deemed to beneficially own the 15,894,165 Shares directly beneficially owned by 22NW Fund, which, together with the 214,869 Shares he directly owns, constitutes an aggregate of 16,109,034 Shares beneficially owned by Mr. English. As of the date hereof, Mr. Broderick directly beneficially owns 5,675 Shares. As of the date hereof, Mr. Hirai-Hadley directly beneficially owns 1,250 Shares. As of the date hereof, Mr. Jones directly beneficially owns 1,200 Shares. As of the date hereof, Mr. Mitchell directly beneficially owns 6,890 Shares. As of the date hereof, none of Messrs. Edwards, Robinson, Ryan and Sanders own beneficially or of record any securities of the Company.